UNITED STATES

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VERSO CORPORATION

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This filing contains the following communication, which was distributed by Verso Corporation on January 6, 2020:

1.	Investor Presentation, dated January 6, 2020

Highly Qualified, Diverse and Newly Refreshed Board Executing on Strategic Transformation to Create Value Investor Briefing Material January 2020

Forward-Looking Statements

In this presentation, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or "Securities Act," and Section 21E of the Securities Exchange Act of 1934, as amended, or "Exchange Act." Forward-looking statements may be identified by the words "believe," "expect," "anticipate," "project," "plan," "estimate," "intend" and other similar expressions. They include, for example, statements relating to our business and operating outlook; assessment of market conditions; and the growth potential of the industry in which we operate. Forward-looking statements are based on currently available business, economic, financial and other information and reflect management's current beliefs, expectations and views with respect to future developments and their potential effects on us. Actual results could vary materially depending on risks and uncertainties that may affect us and our business. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the long-term structural decline and general softening of demand facing the paper industry; our exploration of strategic alternatives, including the possible sale or merger of our entire company or a material portion of our business and our ability to consummate any such strategic transactions, including the proposed sale of our Androscoggin Mill and Stevens Point Mill; the risk that the purchase agreement for the sale transaction would limit our ability to pursue other strategic alternatives to the sale transaction; the risk that the purchase agreement for the sale transaction might expose us to contingent liabilities; risks related to our ability to obtain stockholder approval for the sale transaction; the risk that the pending sale transaction could create unknown impacts on our future prospects; the risk that the amount of net proceeds that we would receive from the sale transaction is subject to uncertainties; the risk that stockholders are not guaranteed to receive any of the proceeds from the sale transaction; the risk that management could spend or invest the net proceeds from the sale transaction in ways against stockholders' wishes; the risk that some of our executive officers might have interests in the sale transaction that might be in addition to, or different from, stockholders' interests; the risk that our business following the sale transaction would be reduced and less diversified; the risk that we would be unable to compete with respect to certain specialty paper products for two years after the closing of the sale transaction; the risk that we may be unable to obtain governmental and regulatory approvals required for the sale transaction, or required governmental and regulatory approvals may delay the transaction or result in the imposition of conditions that could cause the parties to abandon the sale transaction; the risk that an event, change or other circumstances could give rise to the termination of the sale transaction; the risk that failure to consummate the sale transaction might materially and adversely affect our business, financial condition and results of operation; the risk that a condition to closing of the sale transaction may not be satisfied; the risk that we would be required to pay a termination fee or expense reimbursement if the purchase agreement for the sale transaction is terminated under specified circumstances, which might discourage third parties from submitting an alternative proposal; the timing to consummate the sale transaction; the risk that any announcement relating to the sale transaction could have adverse effects on the market price of our common stock; the risk of and the outcome of any pending or threatened litigation related to the sale transaction or the Annual Meeting; the risk of disruption from the sale transaction making it more difficult to maintain relationships with customers, employees or suppliers; the diversion of management time on transaction-related issues; our adoption of a limited duration stockholder rights plan and its ability to delay or discourage a merger, tender offer or change of control; negative effects of a proxy contest and the actions of activist stockholders; developments in alternative media, which have and are expected to continue to adversely affect the demand for some of our key products, and the effectiveness of our responses to these developments; intense competition in the paper manufacturing industry; our dependence on a small number of customers for a significant portion of our business; any additional closure and other restructuring costs; our limited ability to control the pricing of our products or pass through increases in our costs to our customers; changes in the costs of raw materials and purchased energy; negative publicity, even if unjustified; any failure to comply with environmental or other laws or regulations, even if inadvertent; legal proceedings or disputes; any labor disputes; our ability to continue to execute and implement our strategic plan; our initiatives to improve our financial and operational performance and increase our growth and profitability; our future operational and financial performance; the effect that the election of Atlas/Blue Wolf's nominees to our board of directors will have on our execution of our long-term plan and long-term stockholder value; the future effect of our strategic plan on our probability, growth and stockholder return; and the potential risks and uncertainties described in Part I, Item 1A, "Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2018, as amended, Part I, Item 2, "Management's Discussion and Analysis of Financial Condition and Results of Operations" Part II, Item 1A, "Risk Factors" of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, and "Risk Factors Relating to the Sale Proposal" of our definitive proxy statement filed with the Securities and Exchange Commission (the "SEC") on December 30, 2019, as such disclosures may be amended, supplemented or superseded from time to time by other reports we file with the SEC, including subsequent annual reports on Form 10-K and quarterly reports on Form 10-Q. We assume no obligation to update any forward-looking statement made in this presentation to reflect subsequent events or circumstances or actual outcomes.

VERSO
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I. Executive Summary II. Verso’s Strategy and Performance III. Corporate Governance Improvements IV. Atlas/Blue Wolf’s Intentions and Claims V. Appendix A VI. Appendix B Discussion Agenda 2

Lapetus Capital II LLC (“Lapetus”, and together with its affiliates, “Atlas”) and BW Coated LLC (“BW Coated” and together with its af fil iates, “Blue Wolf”) will, collectively with Atlas, be referred to herein as “Atlas / Blue Wolf” Verso Board and Management: Track Record of Strong Performance Verso’s Stock Has Outperformed Its Peers and Russell 2000 Verso will have a Highly Qualified, Diverse & Newly Refreshed Board: Paper Industry, Transformational, M&A & Public Company Experience Verso is expected to return Significant Capital to Stockholders Through a Transformative Transaction Atlas/Blue Wolf* Has Been Pursuing a Self - Serving Agenda to Take Control of Verso at Opportunistic Valuations with No Credible Plan Executive Summary 3

Verso’s Strategy and Performance

About Verso 5 Coated Graphic Papers Leading producer in North America Miamisburg, Ohio Headquarters $2.55 billion in Sales for the 12 months Ended September 30, 2019 ~2.7 million tons Total annual paper production capacity ~3,750 Employees in North America 6 Mills Operating and has 5 low cost integrated manufacturing facilities in the U.S . +300 Customers, comprising ~1,700 end - user accounts

Returning Significant Capital to Stockholders through Pixelle Transaction 6 The Board takes a disciplined approach to capital allocation and is committed to strategically deploying capital to the areas wh ere it believes it can drive the greatest returns for stockholders over the long - term. Verso’s Board intends to return to stockholders at least $225 million of the net proceeds from the Pixelle Transaction. In order to most effectively maximize value of the return to stockholders, Verso’s Board, as disciplined stewards of the Company’s capital, will determine th e method, timing and precise amounts of such returns promptly following the Pixelle Transaction closing after taking into account, among other things, the composition of the Company’s then existing stockholder base, relevant tax considerations, existing market conditions and the sta tus of the Company’s strategic review process. Transaction Announcement Following a strategic review, on November 12, 2019 Verso announced a definitive agreement to sell Androscoggin mill in Maine and Stevens Point mill in Wisconsin to Pixelle Specialty Solutions as part of Company’s increased focus on graphics operations Price: $400 million, $365 million of which is payable in cash and $35 million via assumption by Pixelle of net pension liabilities. | (The purchase price is also subject to post - closing adjustments.) Expect to contribute approximately $54 million to reduce the u nfunded liability of our pension plans. Anticipated Closing: First quarter 2020, subject to the conditions noted below. Anticipated Net Proceeds: Approximately $336 million, which is net of Pixelle’s assumption of approximately $35 million net pension liabilities, antici pa ted post - closing adjustments and transaction expenses. Conditions: The transaction is conditioned upon Verso stockholder approval, regulatory approvals (Hart - Scott - Rodino and Federal Energy Regu latory Commission) and other customary conditions.

Total Stockholder Return Outperforming Peers and Index 7 Verso has outperformed both our peer group and the Russell 2000, with 49% appreciation over the last three years, versus 37% and 33%, respectively Markets recognizing the success of our operating strategy and strategic review (1) The peer group index includes companies in a similar industry which were used by Verso for compensation decisions in 2018 . T he peer group index includes: Clearwater Paper Corporation, Domtar Corporation, P.H. Glatfelter Company, Graphic Packaging Holding Company, Greif, Inc., Neenah Paper, Inc., Packaging Corporation of America, Resolute Forest Products Inc., Sch weitzer - Mauduit International, Inc. and Sonoco Products Company.

Executing the Right Strategy, Pre - Transaction (P&L) 8 Key Metrics 2017* LTM Q319 Income Statement Net Sales $M 2,461 2,552 Net Income (Loss) $M (30) 40 Adjusted EBITDA 1 $M 134 273 Adj. EBITDA 1 Margin % 5.4% 10.7% 2017* LTM Q319 ∆ ∆% Shipments (000 tons) Paper 2,704 2,499 (205) (8)% Pulp 255 233 (22) (9)% Total 2,959 2,732 (227) (8)% NSP ($/ton) Paper $859 $966 $107 12% Pulp $528 $591 $63 12% Inventory ($M) $385 $416 $31 8% ▪ Substantially improved Adjusted EBITDA since initiating the strategic alternatives review process. ▪ Closed Luke mill to manage capacity moving better margin products to other mills. ▪ Managed SG&A costs to lowest level of peer group though process improvements and controls. ▪ Paper shipments down 8% with paper prices up 12%. ▪ Pulp shipments down 9% with pulp prices up 12%. Progress made since first initiating the strategic alternatives review process * FY 2017 was first full year after the Company’s emergency from bankruptcy. 1 Non - GAAP measure. Please see Appendix B for definition and reconciliation.

Executing the Right Strategy, Pre - Transaction (Balance Sheet & Cash Flow) 9 Liquidity, Net Debt and Cash Flow Strong liquidity with cash from operations funding requirements. Net Debt 1 ($M) 1 st Quarter End Post - Emergence 9 /30/16 12/31/16 12/31/17 12/31/18 Last Public Report 9/30/19 Not Public Projected 12/31/19 Term Debt 216 211 171 0 0 0 Revolver 116 112 117 0 21 0 Total Debt 332 323 288 0 21 0 Net Debt 325 317 281 (26) 15 (24) Liquidity 177 163 216 309 294 313 • Ended the quarter with net debt of $15M with available liquidity of $294M. • Cash flow from operations continues to be adequate to fund all requirements. • Expect positive cash position at year end with ample liquidity. • Stepped up capital spending in 2019 to ensure appropriate investment level. • Company has made moves to improve its pension position by offering buyouts to its term vested participants while prudently managing investments and exposure

Executing the Right Strategy Following Pixelle Transaction 10 Increasing Flexibility to Capitalize on Market Opportunities, Adapt to Changing Environment and Implement Transformational Change The Board is continuing its strategic review best position the Company to capitalize on market dislocation, trends and opportunities. Post - closing of the transaction, Verso will be a debt - free, streamlined company . • Disciplined cost management and capital stewardship with continued manufacturing cost reductions through improved reliability and operational execution. • Managed pension plan reduction. • SG&A expected to remain at benchmark levels. We expect that our remaining mills will deliver strong adjusted EBITDA and cash flow, which will enable us to evolve with the macro environment, and invest in capital projects with high risk adjusted returns to take advantage of market opportunities. Verso nominees have the right range of knowledge, experience, skills and diversity to provide sound oversight and guidance for go - forward company. Focusing on Operational Efficiency and Low - Cost Operations to Maximize Margin as the Macro Environment Continues to Evolve SG&A : Will be managed to stay at benchmark levels. Capital : Focused capital deployment on high return projects. Managed maintenance capital spend. Costs : Continue to reduce manufacturing costs through improved reliability, our operational excellence program and fixed cost management at the mills. Quinnesec Mill : Lowest cost producer in North America for pulp and paper products 1 . Continued growth in higher margin grades, including fragrance and C1S, and increase pulp capacity for external sales. Escanaba Mill : Low cost producer of paper products. Continue to increase our specialty business in the release liner and packaging grades. Wisconsin Rapids : Mill will increase pulp capability to supply our internal and external needs eliminating outside pulp purchases. Duluth : Started a conversion into recycled packaging and Kraft paper grades, of which we will be producing 90,000 tons a year starting in January 2020. A full conversion to make 375,000 tons is being considered. 1 RISI

10 ▪ Remaining mills located in Quinnesec and Escanaba, Michigan; Wisconsin Rapids, Wisconsin and Duluth, Minnesota. ▪ Streamlined assets into attractive markets and continued improvement to cost structure with available capital through proceeds and operating cash flow. ▪ Manageable pension position with no long term debt. ▪ Higher EBITDA margin 76% 15% 6% 3% Graphic Papers Specialty Papers Pulp Packaging Papers Profile Post Transaction 1 LTM ending September 30, 2019 in millions. 2 Non - GAAP Measure. Please see Appendix B for definition and reconciliation. 3 As of December 31, 2018. LTM Revenue Post Transaction 1 Verso Post Transaction ($M) 393 35 Remain Co. Andro and SP Pension Net Unfunded Liability 3 65 23 Remain Co. Andro and SP LTM CapEx 1 92% 74% 226 47 Remain Co. Andro and SP LTM Adjusted EBITDA 1, 2 2,006 546 Remain Co. Andro and SP LTM Revenue 1 83% 79% Executing the Right Strategy Following Pixelle Transaction

12 $0.00 $5.00 $10.00 $15.00 $20.00 $25.00 $30.00 $35.00 $40.00 8/1/2016 2/1/2017 8/1/2017 2/1/2018 8/1/2018 2/1/2019 8/1/2019 Pixelle Transaction Announced (November 2019) Verso Emergence from Bankruptcy (July 2016) Positive Market Reaction to Pixelle Transaction

Corporate Governance Improvements

Corporate Governance Improvements — Board Composition 14 Five of seven new director nominees in 2019 If elected, six of seven directors will be independent with our CEO as the remaining member Pursuing majority voting standard through proposal at 2020 Annual Meeting, seeking to replace existing standard established by Verso’s stockholders upon Verso’s emergence from Chapter 11 in July 2016 Two new independent directors joined Board in 2019 Conducted comprehensive and thoughtful search process over the course of approximately a year and a half, assisted by leading executive search firms Four of six independent director nominees nominated since November 2019, with two already appointed by the current Board

Verso’s Nominees are Highly Qualified and Diverse 15 Jay Shuster Managing Member of Shuster Group, advising on strategic and operational planning, M&A, turnaround management issues Adam St. John — CEO 27 - year paper veteran, with senior manufacturing and operational roles at Verso and Georgia Pacific Nancy M. Taylor 20+ years of senior management and governance experience in operational and commercial roles, including public CEO experience Dr. Robert K. Beckler Seasoned paper industry executive and consultant Paula H. J. Cholmondeley Former paper industry executive and deep leadership and directorship experience Randy J. Nebel Owner of RJ Nebel, extensive industry, financial and leadership skills Steven D. Scheiwe President of Ontrac Advisors, expert in managing distressed debt issues for private equity firms, companies and funds Verso’s slate of nominees, with its more than 150 years of collective paper industry experience, will oversee the management team’s execution and implementation of transformational processes that will enable the Company to evolve with the macro environment and make low - capital, high - return investments to take advantage of market opportunities.

Highly Experienced Board with Right Expertise to Drive Stockholder Value 16 Public Company Board Experience CEO / CFO / COO Finance and M&A Operations Transformation / Strategy Paper Industry Independent Diverse Governance Dr. Robert K. Beckler ✓ ✓ ✓ ✓ ✓ ✓ Paula Cholmondeley ✓ ✓ ✓ ✓ ✓ ✓ ✓ ✓ ✓ Randy Nebel ✓ ✓ ✓ ✓ ✓ ✓ ✓ Steven Scheiwe ✓ ✓ ✓ ✓ ✓ ✓ Jay Shuster ✓ ✓ ✓ ✓ ✓ ✓ ✓ ✓ Adam St. John ✓ ✓ ✓ ✓ ✓ ✓ Nancy Taylor ✓ ✓ ✓ ✓ ✓ ✓ ✓ ✓ In addition to a strong collective track record in operations, organic growth, M&A and strategic transformation, Verso nomine es have paper industry expertise, including graphics papers, specialty papers, bag papers, linerboard, medium, bleached and unbleached boxb oar d, and market pulps, as well as extensive experience in international markets. We believe this breadth of experience is well aligned with Verso’s increased focus on our graphics operations on a go - forward ba sis.

Nominee Comparison 17 Public Company Board Experience CEO/CFO/ COO Finance and M&A Operations Transformation / Strategy Paper Industry Independent Diverse Twin Rivers / Atlas Group Conflict Repeat Lapetus Nominee Dr. Robert K. Beckler ✓ ✓ ✓ ✓ ✓ ✓ Paula Cholmondeley ✓ ✓ ✓ ✓ ✓ ✓ ✓ ✓ Randy Nebel ✓ ✓ ✓ ✓ ✓ ✓ Steven Scheiwe ✓ ✓ ✓ ✓ ✓ Jay Shuster ✓ ✓ ✓ ✓ ✓ ✓ ✓ Adam St. John ✓ ✓ ✓ ✓ ✓ ✓ Nancy Taylor ✓ ✓ ✓ ✓ ✓ ✓ ✓ Sean Erwin ✓ ✓ ✓ ✓ ✓ ✓ ✓ Jeffrey Kirt ✓ ✓ ✓ Timothy Lowe ✓ ✓ ✓ ✓ ✓ ✓ ✓ After a comprehensive and rigorous assessment of Atlas/Blue Wolf’s nominees, just as it does with any potential nominees, the Bo ard determined that the Atlas/Blue Wolf nominees are highly conflicted and NOT additive to the Board.

Corporate Governance Improvements — Compensation 18 41 board meetings were held in 2019; Messrs. Carr, Davis, Scheiwe and Nebel and Ms. Taylor attended 100% of the board meetings during their tenure ; Mr. Shuster attended 40 out of 41 Eliminated Strategic Alternatives Committee compensation in September of 2018 Lyons, Benenson & Company, Inc., an independent compensation consultant, was retained in 2018, well before Atlas / Blue Wolf proposed their own nominees, to perform a comprehensive review of non - employee director compensation and advise on a peer group for setting non - employee director compensation Cash / stock mix in 2019 resulted from directors’ forfeiture of their stock grants, which are typically distributed at the Company’s annual meeting normally held in September. In 2019, however, the Company did not hold an annual meeting because its ongoing strategic review had not yet been completed.

Atlas/Blue Wolf’s Intentions and Claims

Timeline of Engagement with Atlas/Blue Wolf 20 For the past two years, members of the Board and management team have held numerous discussions with representatives of Atlas/Blue Wolf These discussions began with an unsolicited, conditional and opportunistic all - cash proposal by Atlas/Blue Wolf to acquire all outstanding shares of Verso After Atlas/Blue Wolf changed its proposed valuations of the Company and consideration mix offered to its stockholders several times, and given the increasing Verso stock price, our Board determined the terms were not favorable to all stockholders After these discussions failed to result in a definitive agreement, Atlas/Blue Wolf began modifying its attempts to gain control through other proposals, including suggesting a partial tender offer to acquire just 50.2% of outstanding shares based on their ownership at the time Around the time our Board rejected these proposals, Atlas/Blue Wolf began agitating for changes at the Board level. In June 2019, Atlas/Blue Wolf delivered a formal notice of its intention to nominate four nominees for election to the board at Verso’s 2019 Annual Meeting Atlas/Blue Wolf Continues to Pressure Verso to Enter a Transaction that is Not Beneficial to Our Company or Our Stakeholders

Atlas/Blue Wolf’s Self - Serving Agenda 21 Consistent with best practice corporate governance principles, the Board conducted an extensive and rigorous interview proces s with the Atlas/Blue Wolf nominees, just as it does with any other Board nominees. The Board determined the Atlas/Blue Wolf nominees are highly conflicted and not additive After our Board ultimately rejected the Atlas/Blue Wolf nominees, Atlas/Blue Wolf filed a preliminary proxy statement in December nominating three individuals for election at the Annual Meeting Atlas/Blue Wolf’s proxy contest results from failed bidding process Atlas/Blue Wolf initially nominated four individuals (majority of Board), but later reduced slate to three nominees due to no t having a credible strategic plan, which is required for majority control When a cooperation agreement was proposed, Atlas/Blue Wolf’s proposed markup included the removal of certain governance protections, and would have allowed Atlas/Blue Wolf’s nominees to freely share material, non - public information with Atlas/Blue Wolf and continue trading Verso stock If elected, we believe Atlas/Blue Wolf nominees could attempt to derail the Pixelle transaction in an effort to enhance the competitive position of Twin Rivers, a direct competitor of Verso, in coated specialty papers and potentially jeopardize the benefits of the sale transaction to the Company and its other stockholders and influence the size, timing and manner of the distribution of proceeds Atlas/Blue Wolf desperately needs effective control of Verso and its attractive assets, so as to influence and facilitate a p oss ible transaction with the Company on terms favorable to Atlas/Blue Wolf at the expense of our other stockholders, and to camouflag e the underperformance of the portfolio assets of Atlas/Blue Wolf’s affiliates Unlike the activist hedge funds that typically engage in proxy contests, Atlas/Blue Wolf are private equity firms that own companies that directly compete with Verso We are alarmed by Atlas/Blue Wolf’s disregard for good corporate governance practices, and believe it has no plan for Verso other than to implement a self - serving agenda that seeks to give Atlas/Blue Wolf effective control of Verso

Atlas/Blue Wolf’s Nominees Are Highly Conflicted and Not Additive 22 Why else would Atlas/Blue Wolf be running a proxy contest against a newly refreshed, diverse and experienced Board of Directors when their investment has increased nearly 18% over the past two years to the record date, if not because they have their own self interests in mind ? We believe that Atlas/Blue Wolf’s nominees would be subject to significant influence from Atlas/Blue Wolf to carry out its self - serving agenda to enhance the competitive position of Twin Rivers, a direct competitor of Verso, in coated specialty papers, and potentially jeopardize the benefits of the Pixelle transaction. Timothy Lowe serves as a director, shareholder and operating partner of Twin Rivers Paper, a direct competitor to Verso, and is a compensated advisor to Atlas/Blue Wolf Jeffrey Kirt is a repeat nominee of Lapetus in other proxy contest situations, including a failed attempt to be elected to a Board in a separate situation in 2019 Sean Erwin is not additive to the Verso nominees, which already include highly qualified and diverse paper executives who collectively have more than 150 years of relevant paper industry experience

Atlas/Blue Wolf's False Claim

Strategy and Capital Allocation

Atlas alleges that:

It lacks confidence in the Board's ability to establish and execute a value creation strategy for the Company and manage capital investments wisely

Verso sets the record straight:

- Company delivered record stock performance and strong financial performance in 2018
- As macro conditions deteriorated further in late 2018/early 2019, company shut down Luke mill in June 2019
- Board announced strategic review in June 2019 to evaluate all options to generate stockholder value
- Company announced sale of two specialty mills in November 2019
- We expect that our remaining mills will be streamlined, debt-free operations and will generate significant cash flow and higher EBITDA margins to enable us to enhance our competitive market position and create future growth
- In 2018, Verso invested $17 million in the Androscoggin mill conversion, at a fraction of the cost and time that other companies have spent to achieve operational status. Without such a conversion, the Androscoggin mill would have likely been shut down at a cost of ~$55 million

VERSO

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24 Atlas/Blue Wolf’s False Claim Atlas alleges that: Current lacks experience in specialty, graphic paper and bleached market pulp and their nominees offer operational and turnaround experience Verso sets the record straight: x With the current slate of nominees, the Board believes that it has directors with a range of knowledge, experience, skills and diversity to provide sound oversight and guidance with respect to Verso’s business and operations x Notably, both Dr. Robert Beckler and Randy Nebel possess expertise in Verso’s remaining business lines of Kraft papers and market pulps, and Mr. Nebel also has extensive graphics paper experience x Several directors have operational experience transforming companies, including operational turnarounds in the paper industry, to adapt to changing industry dynamics and meet market demands, which we believe will support Verso’s continued trajectory, transformation and outperformance of peers Board Experience

25 Atlas/Blue Wolf’s False Claim Atlas alleges that: • Board compensation is excessive compared to public companies of much larger size • Directors only receive ~25% of their total compensation in stock • The Board’s Co - Chairmen each received the Board Chair fee • Executives and directors collectively own < 1% of outstanding shares, majority of which have been secured through company grants rather than individual purchases Verso sets the record straight: x Cash board fees for 2019 were less than $720K for non - employee directors x Board fees consist of a base retainer for each director and Board and Committee Chair retainers. The Company has eliminated all supplemental Board fees x Board Chair fee split between the Co - Chairmen with no incremental cost to the Company for the Co - Chairmen structure x Director compensation and the Company’s peer group will be revisited following the Annual Meeting to consider the Company’s size after the Pixelle transaction x Directors and executives are subject to trading restrictions during blackout periods. For 2019, only Mr. Nebel and Ms. Taylor have received grants following the public announcement of the Pixelle transaction and the announcement of their appointments to the Board, as director grants are typically made on the annual meeting date and there are two additional director nominees – Dr. Beckler and Ms. Cholmondeley – who do not currently own any Company stock. Board Compensation and Ownership

26 Atlas/Blue Wolf’s False Claim Atlas alleges that: Stevens Point mill is the “crown jewel” of Verso and that stockholders should expect full value, and also that Verso is losing significant value through the sale of the Androscoggin mill Verso sets the record straight: x Conducted thorough and comprehensive strategic process and believe that sale of these two mills is in the best interests of the Company and our stockholders x Sharpened focus on appropriate capital investments in our remaining operations to make the business more resilient to market headwinds and offer flexibility to take advantage of future opportunities x Stevens Point and Androscoggin only comprise 17% of the Company's LTM EBITDA x Following the close of the Pixelle transaction, Verso will have s treamlined assets in attractive markets and continued improvement to cost structure with available capital through proceeds and operating cash flow, a m anageable pension position with no long term debt and a h igher EBITDA margin. Sale of Specialty Mills

Verso Board and Management: Track Record of Strong Performance Verso’s Stock Has Outperformed Its Peers and Russell 2000 Verso will have a Highly Qualified, Diverse & Newly Refreshed Board: Paper Industry, Transformational, M&A & Public Co. Experience Verso is expected to return Significant Capital to Stockholders Through a Transformative Transaction Atlas/Blue Wolf Has Been Pursuing a Self - Serving Agenda to Take Control of Verso at Opportunistic Valuations with No Credible Plan Conclusion 27

Appendix A

Verso Nominee: Dr. Robert K. Beckler 29 Dr. Robert K. Beckler Dr. Beckler is the owner of RKB Consulting, LLC, which he founded in September 2016. He served as President, Packaging Solutions, of WestRock Company (“WestRock”), a provider of packaging solutions and manufacturer of containerboard and paperboard, from July 1, 2015 until his retirement in July 2016. Prior to this, he was the Executive Vice President and President, Packaging, of MeadWestvaco Corporation (“MWV”) from January 2014 to June 2015. Dr. Beckler served as Senior Vice President and President of MWV’s Brazilian operations from January 2010 to December 2013. Prior to this, Dr. Beckler served in a variety of roles in MWV’s Specialty Chemicals division, a leader in pine chemicals and activated carbon derived from wood and paper manufacturing operations, from 1987 to 2009. From January 2007 to December 2009, he was President, MWV Specialty Chemicals. During his career with MWV, Dr. Beckler held leadership roles with responsibilities including global business; chemical, paper and packaging manufacturing; product development; supply chain and safety, health and environmental. Dr. Beckler received a Bachelor of Science in Chemistry from Duke University and a Doctor of Philosophy in Chemical Engineering from the Georgia Institute of Technology. Dr. Beckler’s significant executive and operating leadership experience at WestRock and MWV provides him with in - depth knowledge of the paper industry, as well as substantial leadership, strategy, mergers and acquisitions, turnaround and business experience.

Verso Nominee: Paula H.J. Cholmondeley 30 Paula H.J. Cholmondeley Ms. Cholmondeley is the principal for The Sorrel Group, a corporate governance consulting firm she founded in 2004. She has served as a director for Terex Corporation, an international industrial products company, since 2004, as well as a director of the Bank of the Ozarks since 2016 and as an independent trustee of Nationwide Mutual Funds since 2000. She has held multiple other directorships, including for KapStone Paper and Packaging (“KapStone”), a pulp and paper company, from 2016 to 2018, for DENTSPLY International from 2002 to 2016, for Minerals Technologies from 2004 to 2014, for Albany International from 2005 to 2013, and Ultralife Corporation from 2004 to 2010. From 2000 to 2003, Ms. Cholmondeley was Vice President and General Manager of the Specialty Products division of Sappi Fine Paper, North America. From 1992 to 1998, she held various leadership positions in Owens - Corning, including as the General Manager of the residential insulation division, President of the MIRAFLEX™ Fiber Products Division and Vice President of the Business Development and Global Sourcing. From 1988 to 1992, Ms. Cholmondeley was Vice President and General Manager of the International Division of The Faxon Company. Ms. Cholmondeley has also held other high visibility management and finance management roles throughout her career. Ms. Cholmondeley is a (non - practicing) CPA. She holds an MS in accounting from the Wharton School of Finance, and a BS in accounting from Howard University. Ms. Cholmondeley has an extensive history of executive leadership roles in complex organizations, including 20 years of paper industry experience, and is a seasoned public company board member. Ms. Cholmondeley’s significant financial expertise and her strong emphasis on sound corporate governance and strategic and operational planning will be invaluable to the Board and to the Company.

Verso Nominee: Randy J. Nebel 31 Randy J. Nebel Mr. Nebel has been a director of Verso since November 14, 2019. Mr. Nebel is the sole owner of RJNebel Consulting, which he founded in February 2019. From January 2017 to November 2018, he was the Executive Vice President of Integrated Packaging of Kapstone and, from July 2013 to January 2017, he was the Vice President of Kapstone and President of Kapstone Kraft Paper Corp. Mr. Nebel also served as the President and Chief Operating Officer of Longview Fibre Paper and Packaging from 2009 to July 2013. He previously served on the board of directors of the National Association of Manufacturers and the American Forest & Paper Association. Mr. Nebel received his BS in chemical engineering from Montana State University. Mr. Nebel has 40 years of paper industry experience, split between brown and bleached grades, including significant experience as an executive officer of a publicly traded manufacturer of pulp and paper and therefore brings significant industry, business and financial knowledge as well as leadership skills to the Board.

Verso Nominee: Steven D. Scheiwe 32 Steven D. Scheiwe Mr. Scheiwe has been a director of Verso since October 2016. He has been the President of Ontrac Advisors, Inc., a consultancy providing business analysis and management services to private equity firms, companies and funds managing distressed debt issues, since 2001. Mr. Scheiwe worked at Teletrac, Inc., a wireless location and telecommunications services provider, from 1995 to 2001 in management and legal positions, including Chief Executive Officer from 1999 to 2001 and General Counsel and Secretary from 1995 to 1999. He was the General Counsel and Secretary of Premier Page, Inc., a paging services provider, from 1988 to 1995. Mr. Scheiwe is a director of the following public company: Mr. Cooper Group (formerly WMIH Corp.), one of the largest home loan servicers in the country focused on delivering a variety of servicing and lending products, services and technologies. During the past five years, he has served as a director of the following formerly public companies: Hancock Fabrics, Inc.; Alimco Financial Corporation (formerly known as Alliance Semiconductor Corp.); and Mississippi Phosphates Corporation. In addition, Mr. Scheiwe is and has been a director of several private companies in various industries. Mr. Scheiwe, by virtue of his professional experiences, has gained substantial knowledge of business planning and execution, mergers and acquisitions, finance and other aspects of managing a business enterprise which contributes to his effectiveness in providing oversight and guidance as a Verso director. In addition, Mr. Scheiwe’s service as a director of several public and private companies across a wide spectrum of industries provides him with diverse experiences on which he can draw in serving as a Verso director and increases his knowledge of effective corporate governance.

Verso Nominee: Jay Shuster 33 Jay Shuster Mr. Shuster has been a director of Verso since July 2016. He has been the Managing Member of Shuster Group, LLC, a privately held business consulting firm begun in 2000, through which he has advised industrial and consumer products companies on strategic and operational planning, mergers and acquisitions, turnaround management, financial performance, management evaluation and other business needs over the past two decades. Mr. Shuster worked at Rock - Tenn Company, a paperboard and specialty packaging manufacturer, from 1979 to 2000 in management, finance and accounting positions, including President and Chief Operating Officer from 1996 to 2000, Executive Vice President and Chief Operating Officer from 1991 to 1995, Executive Vice President and General Manager of the Consumer Packaging Group from 1989 to 1991, Executive Vice President and General Manager of the Folding Carton Division from 1987 to 1989, Chief Financial Officer from 1981 to 1986, and Treasurer from 1981 to 1984. He began his career in 1975 as a certified public accountant with Arthur Andersen & Company. In addition, Mr. Shuster has been a director of several private (and formerly public) companies in various industries. Mr. Shuster’s lengthy career with Rock - Tenn Company provides him with an in - depth understanding of the paper industry and business which enhances his service as a Verso director. Mr. Shuster’s substantial operational and financial management experience in the paper products industry affords him insights into the complex challenges and opportunities faced by Verso on which he can draw in providing oversight and guidance to our management. In addition, Mr. Shuster’s service as a director of several companies in various industries provides him with broad experiences on which he can draw in serving as a Verso director and increases his knowledge of effective corporate governance.

Verso Nominee: Adam St. John 34 Adam St. John Mr. St. John has been our Chief Executive Officer and a director since his appointment by the board of directors on November 11, 2019. Prior to that, Mr. St. John served as our Senior Vice President of Manufacturing since August 2016. He previously served in various operations management positions with Verso, most recently as Regional Vice President of Operations from 2015 to July 2016, Mill Manager of our Quinnesec mill in Michigan from 2011 to 2015, and Operations Manager of our Androscoggin mill in Maine from 2009 to 2011. Before joining Verso, Mr. St. John worked at Georgia - Pacific Corporation, a subsidiary of Koch Industries, Inc., in operations management roles at its mill in Old Town, Maine, from 1992 to 2006. Mr. St. John’s more than 27 years of experience in the paper industry, including in significant operational leadership roles, provides him with invaluable insight into our day - to - day operations, as well as significant business and leadership skills.

Verso Nominee: Nancy M. Taylor 35 Nancy M. Taylor Ms. Taylor has been a director of Verso since November 14, 2019. Ms. Taylor was President and Chief Executive Officer of Tredegar Corporation, a global manufacturing company, from February 2010 to June 2015. Prior to serving as President and Chief Executive Officer of Tredegar, she was Executive Vice President of Tredegar from January 2009 through January 2010, and Division President of Tredegar Film Products from April 2005 through January 2010. Ms. Taylor was a member of Tredegar’s board of directors from early March 2010 until June 2015 and currently is a director of the following public companies: Lumber Liquidators Holdings, Inc., one of the leading specialty retailers of hard - surface flooring in North America, where she has served as Chairman of the Board since November 2015, and TopBuild Corp., a leading purchaser, installer and distributor of insulation products to the United States construction industry, where she has served as Chair of the Governance Committee since May 2019. Ms. Taylor also serves as Chairman of the Board of the Boys & Girls Club of Metro Richmond (Virginia). Ms. Taylor has more than 20 years of experience in senior management, in both operational and commercial leadership roles with manufacturing companies, and as chief executive officer of a publicly traded global manufacturer. Through her experience, she has gained and developed extensive business, finance and leadership skills, and possesses an understanding of strategic planning, risk assessment and international operations. Having served as a director of various public companies, she brings strong corporate governance knowledge to the Board.

Appendix B

Non - GAAP Financial Measures 37 This presentation contains certain non - GAAP measurements, including EBITDA and Adjusted EBITDA, that management believes are meaningful to investors because they provide useful perspective on underlying business trends (i.e., trends excluding non - recurring or unusual items) and results. EBITDA consists of earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA reflects adjustments to EBITDA to eliminate the impact of certain items that we do not consider to be indicative of our ongoing performance. We use EBITDA and Adjusted EBITDA as a way of evaluating our performance relative to that of our peers and to assess compliance with our credit facilities. These measures are also a factor in determining senior management’s at - risk compensation. We believe that EBITDA and Adjusted EBITDA are non - GAAP operating performance measures commonly used in our industry that provide investors and analysts with measures of ongoing operating results, unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. We believe that the supplemental adjustments applied in calculating Adjusted EBITDA are reasonable and appropriate to provide additional information to investors. Because EBITDA and Adjusted EBITDA are not measurements determined in accordance with Generally Accepted Accounting Principles (GAAP) and are susceptible to varying calculations, EBITDA and Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies. You should consider our EBITDA and Adjusted EBITDA in addition to, and not as a substitute for, or superior to, our operating or net income (loss), which are determined in accordance with GAAP. Reconciliations of non - GAAP measures to GAAP are provided below.

Q4 2017 and FY 2017 P&L Adjusted EBITDA add back items

The table below shows the Company's consolidated income statement as presented under U.S. GAAP in the first column, then adjusted to reflect the adjustments the Company uses to get from EBITDA to Adjusted EBITDA.

(Dollars in millions)	Q4 2017	Less Adjustments to EBITDA	Before Adjustments to EBITDA	FY 2017	Less Adjustments to EBITDA	Before Adjustments to EBITDA
Net sales	$ 639	$ -	$ 639	$ 2,461	$ -	$ 2,461
Costs and expenses:						
Cost of products sold	554	2 [1]	552	2,237	4 [1]	2,233
Depreciation, amortization, and depletion	28	-	28	115	-	115
Selling, general, and administrative expenses	25	3 [2]	22	106	12 [2]	94
Restructuring charges	1	1 [3]	-	9	9 [3]	-
Other operating (income) expense	1	1 [4]	-	1	1 [4]	-
Operating income (loss)	**30**	**(7)**	**37**	**(7)**	**(26)**	**19**
Interest expense	9	-	9	38	-	38
Other (income) expense	(7)	(7) [5]	-	(7)	(7) [5]	-
Income (loss) before income taxes	**28**	**-**	**28**	**(38)**	**(19)**	**(19)**
Income tax benefit	(8)	-	(8)	(8)	-	(8)
Net income (loss)	**$ 36**	**$ -**	**$ 36**	**$ (30)**	**$ (19)**	**$ (11)**

[1] Costs associated with the temporary idling of the No. 3 paper machine at the Androscoggin Mill, costs associated with strategic alternatives initiatives, severance and related benefit costs not associated with restructuring activities, and (Gain) loss on disposal of assets.

[2] Professional fees and other charges associated with strategic alternatives initiatives, Severance and related benefit costs not associated with restructuring activities, non-cash equity award expense, costs incurred in connection with the re-engineering of information systems and miscellaneous other non-recurring adjustments.

[3] Charges are primarily associated with the announced closure and relocation of the Memphis office headquarters and closure of the Wickliffe Mill.

[4] Costs incurred in connection with advisory and legal services related to emerging from the Chapter 11 Cases.

[5] Extinguishment of obligation in December 2017 in connection with the unwind of a New Market Tax Credit (NMTC) transaction entered in 2010.

VERSO

38

2017 to 2018 Adjusted EBITDA 39 (Dollars in millions) 2017 2018 YoY Δ Net income (loss) (30)$ 171$ 201$ Income tax expense (benefit) (8) - 8 Interest expense 38 33 (5) Depreciation and amortization 115 111 (4) EBITDA 115$ 315$ 200$ Restructuring charges 9 1 (8) Non-cash equity award compensation 1 8 7 Post-reorganization costs 1 4 3 Countervailing duty settlement - (42) (42) (Gain) loss on sale or disposal of assets 3 (8) (11) Other severance costs 6 - (6) Strategic initiatives costs 3 5 2 Andro PM No. 3 startup costs - 10 10 Extinguishment of NMTC obligation (7) - 7 Other items, net 3 3 - Adjusted EBITDA 134$ 296$ 162$ Adjusted EBITDA Margin % 5.4% 11.0% 5.6%

Verso Post Transaction LTM1 Adjusted EBITDA Reconciliation 40 Verso Androscoggin & Stevens Point Verso Post Transaction (Dollars in millions, except per share amounts) 12 Months Ended September 30, 2019 12 Months Ended September 30, 2019 12 Months Ended September 30, 2019 Net sales $ 2,552 $ 546 $ 2,006 Costs and expenses Cost of products sold (Exclusive of depreciation and amortization) 2,204 484 1,720 Depreciation and amortization 185 17 168 Selling, general and administrative expenses 100 15 85 Restructuring charges 43 - 43 Other operation (income) expense 4 - 4 Operating income (loss) 16 30 (14) Interest expense 3 - 3 Other (income) expense (27) - (27) Income (loss) before income taxes 40 30 10 Income tax benefit - - - Net income (loss) $ 40 $ 30 $ 10 Income tax expense - - - Interest expense 3 - 3 Depreciation and amortization 185 17 168 EBITDA $ 228 $ 47 $ 181 Restructuring charges 43 - 43 Luke Mill post - closure costs 4 - 4 Non - cash equity award compensation 12 - 12 Post - reorganization costs 1 - 1 Countervailing duty settlement (22) - (22) Other severance costs 4 - 4 Strategic initiatives costs 1 - 1 Other items, net 2 - 2 Adjusted EBITDA $ 273 $ 47 $ 226 1 Twelve months ended September 30, 2019